Exhibit 10.7

HEARTFLOW, INC.

DIRECTOR COMPENSATION POLICY

(as amended and restated as of January 1, 2026)

Directors of Heartflow, Inc., a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below,  for their service as a member of the Board of Directors (the “Board”) of the Company.

This Policy, as amended and restated, is effective as of January 1, 2026 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This policy may be amended, modified or terminated by the Board at any time in its sole discretion.

Cash Compensation
Annual Cash Retainer	$50,000
Annual Chairperson Retainer	$50,000
Annual Audit Committee Chairperson Retainer	$20,000
Annual Compensation Committee Chairperson Retainer	$15,000
Annual Nominating and Corporate Governance Committee Chairperson Retainer	$10,000
Annual Audit Committee Member Retainer	$10,000
Annual Compensation Committee Member Retainer	$7,500
Annual Nominating and Corporate Governance Committee Member Retainer	$5,000

Equity Compensation
Initial Equity Award (new director)	$500,000
Annual Equity Award (continuing director)	$250,000

Cash Compensation

Each non-employee director will be entitled to an annual cash retainer while serving on the Board in the amount set forth above (the “Annual Cash Retainer”).  A non-employee director who serves as the Chairperson of the Board will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Chairperson Retainer”).  A non-employee director who serves as the Chairperson of the Audit Committee will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Audit Committee Chairperson Retainer”).  A non-employee director who serves as the Chairperson of the Compensation Committee will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Compensation Committee Chairperson Retainer”).  A non-employee director who serves as the Chairperson of the Nominating and Corporate Governance Committee will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Nominating and Governance Committee Chairperson Retainer”).  A non-employee director who serves as a member of the Audit Committee (other than the Chairperson of the Audit Committee) will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Audit Committee Member Retainer”). A non-employee director who serves as a member of the Compensation Committee (other than the Chairperson of the Compensation Committee) will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Compensation Committee Member Retainer”). A non-employee director who serves as a member of the Nominating and Corporate Governance Committee (other than the Chairperson of the Nominating and Corporate Governance Committee) will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Nominating and Governance Committee Member Retainer”).  No non-employee director will be entitled to a meeting fee for attending in-person or telephonically any Board or committee meetings.

The amounts of the Annual Cash Retainer, Annual Chairperson Retainer, Annual Audit Committee Chairperson Retainer, Annual Compensation Committee Chairperson Retainer, Annual Nominating and Governance

Committee Chairperson Retainer and Annual Audit Committee Member Retainer, Annual Compensation Committee Member Retainer and Annual Nominating and Governance Committee Member Retainer are expressed as annualized amounts.  These retainers will be paid on a quarterly basis, following the end of each calendar quarter in arrears, and will be pro-rated if a non-employee director serves (or serves in the corresponding position, as the case may be) for only a portion of the calendar quarter (with the proration based on the number of calendar days in the quarter that the director served as a non-employee director or held the particular position, as the case may be).

Equity Awards

Annual Equity Awards for Continuing Board Members

On the date of the Company’s initial public offering (“IPO”) and on the date of each annual meeting of the Company’s stockholders thereafter, each non-employee director then in office will automatically be granted an annual equity award with a value equal to that set forth in the table above, which award shall be one hundred percent (100%) in nonstatutory stock options (the “Annual Equity Award”).  The number of stock options underlying the Annual Equity Award will be determined on the date of grant by dividing the Annual Equity Award value by the fair value of a stock option calculated using the same pricing model and assumptions used in the Company’s financial statements and the per-share closing price of a share of the Company’s common stock (“Common Stock”) on the date of the IPO or the trailing 20 trading day average closing stock price of a share of Common Stock on the date of the annual meeting, as applicable.  Subject to the non-employee director’s continued service, the Annual Equity Award will vest in one installment on the first anniversary of the date of grant.  Should the annual meeting of the Company’s stockholders in the year following the year in which the Annual Equity Award was granted occur prior to the vesting date of the Annual Equity Award, the outstanding and unvested portion of the Annual Equity Award will vest on the day prior to that annual meeting. In the event that more than one annual meeting of the Company’s stockholders occurs during a given fiscal year, Annual Equity Awards will be made only in connection with the first such meeting to occur in that year.

Equity Awards for New Board Members

For each new non-employee director appointed or elected to the Board (or any non-employee director serving on the Board prior to the IPO who has not received compensation for such services prior to such date), on the date that the new non-employee director first becomes a member of the Board or the date of the IPO, as applicable, the new non-employee director will automatically be granted an equity award with a value equal to that set forth in the table above, which award shall be one hundred percent (100%) in nonstatutory stock options (the “New Director Equity Award”), with the number of stock options subject to such New Director Equity Award to be determined in the same manner as described above with respect to Annual Equity Awards.  Subject to the non-employee director’s continued service, 1/3 of the New Director Equity Award will vest on the first anniversary of the grant date and the remaining 2/3 of the New Director Equity Award will vest in 24 substantially equal monthly installments thereafter.

Provisions Applicable to All Equity Awards

Each Annual Equity Award and New Director Equity Award will be made under and subject to the terms and conditions of the Company’s 2025 Performance Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, and will be evidenced by, and subject to the terms and conditions of, any award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy.

Expense Reimbursement

All directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business.